MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is entered into this 31st day of December, 2020 by and among Parnassus Funds and Parnassus Income Funds (collectively, the “Trust”), each a Massachusetts business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio.

Background

The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and it desires that Ultimus perform certain services for each of its series listed on Schedule A (as amended from time to time) (individually referred to herein as a “Fund” and collectively as the “Funds”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Trust retains Ultimus to act as the service provider on behalf of each Fund for the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

☐	Fund Accounting Addendum

☒	Fund Administration Addendum

☒	Transfer Agent and Shareholder Servicing Addendum

Each selected Addendum is incorporated by reference into this Agreement.

2.	Allocation of Charges and Expenses

2.1. Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Trust who are affiliated persons of Ultimus, except when such person is serving as the Trust’s chief compliance officer.

2.2. The Trust, on behalf of each Fund, assumes and shall pay or cause to be paid all other expenses of the Trust or a Fund not otherwise allocated under this Section 2, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy statements and related materials, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws, fees and reimbursable expenses of Trustees who are not affiliated persons of Ultimus or the investment adviser to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of the investment adviser to the Trust.

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3.	Compensation

3.1. The Trust, on behalf of each Fund, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time by mutual agreement of the parties. Each Fee Letter is incorporated by reference into this Agreement.

3.2. If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Trust shall promptly pay Ultimus’ compensation for the preceding month.

3.3. In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4. In the event that any fees are disputed, the Trust shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Trust documentation which reasonably supports the disputed charges.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Trust, on behalf of each Fund, agrees to reimburse Ultimus for its actual reimbursable expenses in providing services hereunder, if applicable, including, without limitation, the expenses identified below. With regard to the expenses in Section 4.1, these expenses shall not exceed $6,000 in the aggregate, in any given calendar year, without prior approval of the Trust, which will not be unreasonably withheld.

4.1. Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Trust’s Board of Trustees (the “Board”) or any committee thereof and shareholders’ meetings;

4.2. All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Trust;

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4.3. All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Trust, the Trust’s investment adviser or custodian, counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, the Trust’s independent accountants, dealers or others as required for Ultimus to perform the Services;

4.4. The cost of obtaining secondary security market quotes and any securities data, including but not limited to the cost of fair valuation services;

4.5. The cost of electronic or other methods of storing records and materials;

4.6. All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or special services requested by the Trust;

4.7. Any expenses Ultimus shall incur at the written direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes;

4.8. A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”); and

4.9. Any additional expenses reasonably incurred by Ultimus on behalf of the Trust in the performance of its duties and obligations under this Agreement.

5.	Maintenance of Books and Records; Record Retention

5.1. Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2. Ownership of Records

A.

Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Trust or Fund.

B.

Ultimus agrees to provide the Client Records to the Trust or a Fund, at the expense of the Trust or Fund, upon reasonable request, and to make such books and records available for inspection by the Trust, a Fund, or its regulators at reasonable times.

C.

Ultimus agrees to furnish to the Trust or a Fund, at the expense of the Trust or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Trust or Fund or, upon the written request of the Trust or Fund, destroy the Client Records

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maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Trust or Fund with copies as soon as reasonably practical after the termination.

5.3. Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4. If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Trust or Fund of such request(s) so that the Trust or Fund may seek, at the expense of the Trust or Fund, an appropriate protective order.

6.	Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor.

7.	Effective Date

7.1. This Agreement shall become effective on the date that Ultimus begins providing Services (the “Effective Date”).

7.2. Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation).

8.	Term

8.1. Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of three (3) years from the Effective Date (the “Initial Term”).

8.2. Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

8.3. Termination. A party may terminate this Agreement under the following circumstances.

A.

Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)

a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

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(2)

the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, and the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30 day notice period;

(3)

a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)

the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect.

B.

End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term.

C.

Early Termination. Any termination by the Trust or Fund other than termination under Section 8.3.A-C is deemed an “Early Termination”. The Trust or Fund that provides a notice of early termination is subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter.

D.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 30 calendar days of the termination date provided in the notice of termination.

E.

Transition. Upon termination of this Agreement, Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in each applicable Fee Letter, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents.

F.

Liquidation. Upon termination of this Agreement due to the liquidation of the Trust, Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in each applicable Fee Letter, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents.

8.4. No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

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9.	Additional Funds or Classes of Shares

In the event that the Trust establishes one or more series or classes of shares after the Effective Date, each such series or class of shares shall become, at the discretion of the Trust and Ultimus, a Fund or class of shares of a Fund (as applicable) under this Agreement and shall be added to Schedule A and the applicable Fee Letter(s) as appropriate.

10.	Standard of Care; Limits of Liability; Indemnification

10.1. Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2. Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)

performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine, as determined in accordance with its policies and procedures, and to have been signed, presented, or furnished by a duly authorized representative of the Trust or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Trust’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing a Fund’s portfolio holdings;

(4)

any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by corrupt, faulty or inaccurate data provided to Ultimus by third-parties, upon which Ultimus reasonably relied; and

(5)

any error, action or omission by the Trust or other past or current service provider, provided Ultimus acts in good faith and in accordance with the standard of care set forth herein, in performing the Services and its obligations and duties hereunder.

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B.

Ultimus may apply to the Trust at any time for instructions and may, upon notice to the Trust, consult with counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable written opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.

A copy of the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) is on file with the Secretary of State (or equivalent authority) of the state in which the Trust is organized, and notice is hereby given that this instrument is executed on behalf of the Trust and not the Trustees individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust (or the particular Fund, as applicable), for the satisfaction of such obligations.

D.

Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust or any Fund, the Trust’s or any Fund’s investment adviser or any of the Trust’s or Fund’s other service providers until receipt of written notice thereof from the Trust or Fund (as applicable). As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.

The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.

To the maximum extent permitted by law, the Trust agrees to limit Ultimus’ liability for the Trust’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 24-month period or the actual time period this Agreement has been in effect if less than 24 months. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.

In no event shall either party be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or a party was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties for use in delivering Ultimus’ Services to the Trust or a Fund and Ultimus shall have no duty to independently verify and confirm the

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accuracy of third-party data; provided Ultimus acts in good faith and in accordance with the standard of care set forth herein, in performing the Services and its obligations and duties hereunder. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3. Indemnification

A.

Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including reasonable attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s material failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any material violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Trust or Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A.

C.

Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.

The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4. The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties (but not including labor problems or work stoppages at such party), fire, flood, catastrophe, pandemics, acts of God, insurrection, war, riots, failure of the mails, transportation, communication, or power supply.

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12.	Representations and Warranties

12.1. Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)

To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)

For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, in all material respects, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)

This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)

Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2. Representations of the Trust. The Trust represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)

(1) as of the close of business on the Effective Date, each Fund that is then in existence has authorized unlimited shares, and (2) no shares of any Fund will be offered to the public until the Trust’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act, has been declared or becomes effective and all required state securities law filings have been made.

(B)	It shall cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present,

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for each Fund to cooperate with Ultimus and to provide it with such information, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement.

(C)

The Trust’s Agreement and Declaration of Trust, Bylaws, registration statement and each Fund’s organizational documents, and prospectus are true and accurate in all material respects and will remain true and accurate in all material respects at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)

Each of the employees of Ultimus that serves or has served at any time as an officer of the Trust, if any, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Trust’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Trust’s Declaration of Trust and Bylaws regarding indemnification of its officers. If applicable, the Trust shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(E)

Any executive officer of the Trust shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Trust (an “Authorized Person”) (unless such authority is limited in a writing from the Trust and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

13.	Insurance

13.1. Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2. Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or materially reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided By The Trust

14.1. Prior to the Effective Date. Prior to the Effective Date, the Trust will furnish to Ultimus the following:

(A)	copies of the Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Trust’s Bylaws and any amendments thereto;

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(C)

certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder;

(D)	a list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Trust’s most recent amended registration statement on Form N-1A filed with the SEC pursuant to the Securities Act and the Investment Company Act;

(F)	the Trust’s notification of registration under the Investment Company Act on Form N-8A as filed with the SEC;

(G)	the Trust’s current prospectus and statement of additional information for each Fund;

(H)

an accurate, current list of shareholders of record of each existing series of the Trust, if applicable, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(I)	copies of the current plan of distribution adopted by the Trust under Rule 12b-1 under the Investment Company Act for each Fund, if applicable;

(J)	copies of the current investment advisory agreements for each Fund;

(K)

contact information for each Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(L)	a copy of procedures adopted by the Trust in accordance with Rule 38a-1 under the Investment Company Act.

14.2. After the Effective Date. After the Effective Date, the Trust will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Trust or a Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

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16.	Privacy and Confidentiality

16.1. Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

16.2. Customer Information. Any Customer Information will remain the sole and exclusive property of the Trust. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

16.3. Treatment of Confidential Information

(A)

Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future. Each party agrees that it shall comply in all material respects with all applicable laws and regulations regarding the Customer Information.

(B)

Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Each party further agrees that:

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(1) The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2) Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law or approved in writing by the Disclosing party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information; provided that the parties shall cooperate to protect any such Confidential Information to the fullest extent possible;

(3) Additionally, Ultimus may provide Confidential Information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; provided that Ultimus shall notify the Trust of the nature and extent of such disclosure; and

(4) The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

16.4. Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

17.	Cybersecurity and Business Continuity Plan

Ultimus agrees to maintain a comprehensive information security program (“CISP”) which is reasonably designed (a) to protect Fund data that is in Ultimus’ possession from unauthorized access by third parties and (b) to prevent the introduction of any computer code or instructions that may disrupt, damage, or interfere with the Funds’ use of Ultimus’ respective computer and/or telecommunications facilities (e.g., malicious code or viruses), or that may allow for access bypassing any security features, and to periodically review and reasonably update the CISP in response to identified cybersecurity threats.

Ultimus will maintain a business continuity plan that is reasonably designed for (but does not guarantee) the resumption of Ultimus’ provision of the services hereunder within forty-eight (48) hours following any event which prevents Ultimus from providing such services (the “BCP Plan”). Ultimus will conduct a test of significant components of its BCP Plan not less frequently than annually. At the Trust’s request, Ultimus will meet with the Trust on an annual basis to provide details about the BCP Plan and test results and to answer the Trust’s questions about the same. Ultimus shall notify the Trust as soon as practicable by telephone, electronic mail, through Ultimus’ website, or such other method of prompt communication as may be available under the circumstances, of the occurrence of any interruption in the services provided to the Trust hereunder which requires Ultimus to implement any procedures under its BCP Plan.

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18.	Press Release

Within the first 60 days following the Effective Date, the Trust agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Trust’s written consent prior to publication of such release, which consent shall not be unreasonably denied by the Trust.

19.	Non-Exclusivity

The services of Ultimus rendered to the Trust are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

20.	Arbitration

Any dispute or controversy, related to this Agreement, or the breach thereof, shall be determined by binding arbitration and in according to the Commercial Arbitration Rules of the American Arbitration Association. The award from any such arbitration will be final and judgment thereon may be entered in any court having jurisdiction and each party and its personnel hereby submit to the jurisdiction of any such court for the purpose of entering such judgment.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

21.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

21.1. If to the Trust:

Parnassus Funds

Parnassus Income Funds

Attn: John Skidmore

1 Market Street, Suite 1600

San Francisco, CA 94105

Email: john.skidmore@parnassus.com

Parnassus Funds and Parnassus Income Funds Ultimus Master Services Agreement December 31, 2020	Page 14 of 17

With a copy to:

Foley & Lardner LLP

Attn: Peter D. Fetzer

777 E. Wisconsin Ave.

Milwaukee, WI 53202

Email: pfetzer@foley.com

21.2. If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: General Counsel

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Email: legal@ultimusfundsolutions.com

22.	General Provisions

22.1. Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

22.2. Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

22.3. Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

22.4. Assignments.

(A)

Except as provided in this Section 22.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)

The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Trust because of reorganization, recapitalization, or change of domicile.

(C)

Unless this Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Trust at least 90 days’ prior written notice.

Parnassus Funds and Parnassus Income Funds Ultimus Master Services Agreement December 31, 2020	Page 15 of 17

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

22.5. Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

22.6. Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

22.7. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

22.8. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Parnassus Funds and Parnassus Income Funds Ultimus Master Services Agreement December 31, 2020	Page 16 of 17

The parties duly executed this Agreement as of December 31, 2020.

Parnassus Funds		Ultimus Fund Solutions, LLC

By:	/s/ Marc Mahon	By:	/s/ Gary Tenkman
Name: Marc Mahon Title: Executive Vice President & Treasurer		Name: Gary Tenkman Title: Chief Executive Officer

Parnassus Income Funds

By:	/s/ Marc Mahon
Name: Marc Mahon Title: Executive Vice President & Treasurer

Parnassus Funds and Parnassus Income Funds Ultimus Master Services Agreement December 31, 2020	Page 17 of 17

SCHEDULE A

to the

Master Services Agreement

between

Parnassus Funds and Parnassus Income Funds

and

Ultimus Fund Solutions, LLC

entered into as of December 31, 2020

Fund Portfolios

Parnassus Core Equity Fund

Parnassus Mid Cap Fund

Parnassus Endeavor Fund

Parnassus Mid Cap Growth Fund

Parnassus Fixed Income Fund

Fund Administration Addendum

for

Parnassus Funds and Parnassus Income Funds

This Addendum, dated December 31, 2020, is between Parnassus Funds and Parnassus Income Funds (the “Trust”), on its own behalf and on behalf of the Funds listed in Scheduled A to that certain Master Services Agreement dated December 31, 2020, and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Services Agreement.

Fund Administration Services

1.	Ultimus shall provide the Trust with state registration (blue sky) services.

Signatures are located on the next page.

Parnassus Funds and Parnassus Income Funds Fund Administration Addendum	Page 1 of 2

The parties duly executed this Fund Administration Addendum as of December 31, 2020.

Parnassus Funds On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Marc Mahon	By:	/s/ Gary Tenkman
Name: Marc Mahon Title: Executive Vice President & Treasurer		Name: Gary Tenkman Title: Chief Executive Officer

Parnassus Income Funds On behalf of all Funds listed on Schedule A to the Master Services Agreement

By:	/s/ Marc Mahon
Name: Marc Mahon Title: Executive Vice President & Treasurer

Parnassus Funds and Parnassus Income Funds Fund Administration Addendum	Page 2 of 2

Fund Administration Fee Letter

for

the Funds listed on Schedule A

each a series of

Parnassus Funds and Parnassus Income Funds

This Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Parnassus Funds and Parnassus Income Funds (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement dated December 31, 2020, and the Fund Administration Addendum dated December 31, 2020 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	State Registration (Blue Sky) Fees:

The Fund shall pay its allocated federal and state regulatory filing fees. In addition, the Fund shall pay Ultimus the following fees per state registration:

Initial registration and any registration renewal	$60.00
Sales reports (if required)	$25.00

1.2.

The above stated fees shall be assessed for each instance of registration, registration renewal, and/or each sales report. Ultimus shall invoice for such fees monthly in arrears. The Trust, the Funds, or the Adviser agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s, the Funds’, or the Advisor’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

Fund Administration Fee Letter December 31, 2020	Page 1 of 2

The parties duly executed this Fund Administration Fee Letter dated December 31, 2020.

Parnassus Funds On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Marc Mahon	By:	/s/ Gary Tenkman
Name: Marc Mahon Title: Executive Vice President & Treasurer		Name: Gary Tenkman Title: Chief Executive Officer

Parnassus Income Funds On behalf of all Funds listed on Schedule A to the Master Services Agreement

By:	/s/ Marc Mahon
Name: Marc Mahon Title: Executive Vice President & Treasurer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Parnassus Investments

By:	/s/ Marc Mahon
Name:	Marc Mahon
Title:	Chief Operating Officer

Fund Administration Fee Letter December 31, 2020	Page 2 of 2

Transfer Agent and Shareholder Services Addendum

for

Parnassus Funds and Parnassus Income Funds

This Addendum, dated December 31, 2020, is among Parnassus Funds and Parnassus Income Funds (collectively, the “Trust”), on behalf of each of their series listed on Schedule A to that certain Master Services Agreement, dated December 31, 2020 (each a “Fund” and, collectively, the “Funds”), and Ultimus Fund Solutions, LLC (“Ultimus”).

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Trust with shareholder transaction services, including:

1.1. process shareholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the applicable Fund’s prospectus(es) applying all applicable redemption or other miscellaneous fees;

1.2. set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3. assist shareholders making changes to their account information included in 1.2;

1.4. issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5. issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6. act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7. record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding;

1.8. perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9. provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.10. withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11. produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.12. administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares; and

Transfer Agent and Shareholder Services Addendum December 31, 2020	Page 1 of 5

1.13. process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases.

2.	Shareholder Information Services

Ultimus shall provide the Trust with shareholder information services, including:

2.1. make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2. produce detailed history of transactions through duplicate or special order statements upon request;

2.3. provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4. respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.	Compliance Reporting

3.1. AML Reporting. Ultimus agrees to provide anti-money laundering services to the Trust’s direct shareholders and to operate the Trust’s customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Trust’s Board of Trustees (the “Board”) and with applicable law and regulations.

3.2. Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Funds’ Auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3. IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.4. Market Timing Reports. Ultimus will provide quarterly market timing reports for each Fund.

3.5. Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

4.	Dealer/Load Processing

For each fund with a share class that charges a sales load (either front-end or back-end), Ultimus will:

4.1. provide reports for tracking rights of accumulation and purchases made under a Letter of Intent;

4.2. account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3. calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

4.4. track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

Transfer Agent and Shareholder Services Addendum December 31, 2020	Page 2 of 5

4.5. applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

5.1. maintain all shareholder records for each account in each Fund;

5.2. as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

5.3. issue customer statements on a scheduled cycle, and provide duplicate second and third party copies if required;

5.4. record shareholder account information changes; and

5.5. maintain account documentation files for each shareholder.

6.	Utransact Web Services

6.1 Provide and maintain an internet portal for shareholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Funds.

7.	Other Services

7.1. Ultimus shall perform other services for the Trust that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all reimbursable expenses incurred by Ultimus; provided, however that the Trust may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

8.	National Securities Clearing Corporation Processing

Ultimus will:

8.1. process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

8.2. issue instructions to each Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

8.3. provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

Transfer Agent and Shareholder Services Addendum December 31, 2020	Page 3 of 5

8.4. maintain shareholder accounts through Networking.

9.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

Signatures are located on the next page.

Transfer Agent and Shareholder Services Addendum December 31, 2020	Page 4 of 5

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of December 31, 2020.

Parnassus Funds On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Marc Mahon	By:	/s/ Gary Tenkman
Name: Marc Mahon Title: Executive Vice President & Treasurer		Name: Gary Tenkman Title: Chief Executive Officer

Parnassus Income Funds On behalf of all Funds listed on Schedule A to the Master Services Agreement

By:	/s/ Marc Mahon
Name: Marc Mahon Title: Executive Vice President & Treasurer

Transfer Agent and Shareholder Services Addendum December 31, 2020	Page 5 of 5

Transfer Agent and Shareholder Services Fee Letter

for

the Funds listed on Schedule A

each a series of

Parnassus Funds and Parnassus Income Funds

This Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Parnassus Funds and Parnassus Income Funds (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement dated December 31, 2020, and the Transfer Agent and Shareholder Services Addendum dated December 31, 2020 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.

For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to each Fund as follows:

Base Annual Fee

Annual fee per Fund, plus:	$20,000

Each Additional Class (exclusive of the first two (2) classes in each Fund)	$5,000 per class

Annual fee per open direct shareholder account*	$15.00 per open account

Annual fee per open NSCC shareholder account*	$10.00 per open account

Annual IRA maintenance fee (if applicable)	Additional $15.00 per account

Voice Response (VRU) Fee

Ongoing maintenance fee (monthly)	included

Call Center fee	$1.00 per minute

AML Verification Fee	$2.00 per new account opened

☐ uTRANSACT Fees (web package) (check if applicable)

One-time implementation fee	$[ ]

Ongoing annual fee	$22,500 annual base fee

Parnassus Funds and Parnassus Income Funds Transfer Agent and Shareholder Services Fee Letter	Page 1 of 5

☐ PLAID Fees (instant bank verification) (check if applicable)

One-time setup fee	$4,000

Ongoing annual fee	$3,000

☐ Real Time Cash (check if applicable)

Monthly fee per CUSIP	$200

Ad Hoc Services and Fees

Vision Feeds

Initial Setup	$500

Ongoing maintenance fee (monthly)	$150 per month

Omin/SERV Feeds

Initial Setup	$75

Ongoing maintenance fee (monthly)	$150 per month

Event Processing (mergers, liquidations, etc.)	$165 per hour

Periodic Fee Jobs (Green Fee, Low Balance, etc.)	$165 per hour

Ad Hoc Report Requests	$165 per hour

*Open account fee to be charged until annual tax work for the account has been completed.

1.2.	☐ MFPS I or ☐ MFPS II (check if applicable)

One-time Fees:     $500 per no-load fund family; $1,000 per load fund family

Ongoing (Monthly) Fees:

MFPS I (only): $325 per month (paid to NSCC)

MFPS II (includes MFPS I):

No. of CUSIPS	Paid to Ultimus	Paid to NSCC	Total
0-5	$75	$250	$325
6-10	$100	$250	$350
11-20	$200	$250	$450
20-25	$250	$250	$500
26+	$350	$1,250	$1,600

The parties hereto acknowledge and agree that Ultimus shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.

Parnassus Funds and Parnassus Income Funds Transfer Agent and Shareholder Services Fee Letter	Page 2 of 5

1.3.	☐ SalesFocus Solutions/MARS Compliance Module Fees (check if applicable)

Initial set-up fee	$[ ] (one-time charge)

Service fee (includes up to [ ] ([ ]) MARS Compliance Module user licenses and firm-level data cleaning for up to [ ] trades per month and [ ]GB of database storage)	$[ ] (monthly)

DTCC SDR Bi-directional Interface (if required)	$[ ] (monthly)

Merrill Lynch Compliance Data Interface (if required)	$[ ] (monthly)

MARS On-site Training (if required)	$[ ] per day (plus trainer’s travel and living expenses)

MARS Web-Ex Training (if required)	$[ ] per hour

Additional user acceptance testing (“UAT”) environments (if required)	$[ ] (one-time charge) plus maintenance and support fee of $[ ] per month for each additional UAT

Additional MARS Interfaces	$[ ] (monthly) per interface

Custom non-standard interfaces	$[ ] plus $[ ] per month per interface

1.4.

The Trust, the Funds, or the Adviser agree to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s, the Funds’, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Funds’ behalf, including, but not limited to, third-party security pricing and data fees, Gainskeeper fees, PFIC Analyzer, IRA custodial fees, mailing, postage, confirmations and investor statements, printing, telephone lines, Internet access fees, NSCC activity charges and other bank service charges, stationery, envelopes, check printing and writing, filing and mailing fees, fulfillment costs, record retention, travel expenses to Board meetings and on-site reviews, customized programming/enhancements, lost shareholder search, VRU maintenance and development, Fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.

Renewal Terms. After the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 90 days prior to the end of the Initial Term or the then-current Renewal Term.

Parnassus Funds and Parnassus Income Funds Transfer Agent and Shareholder Services Fee Letter	Page 3 of 5

3.3.

Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to the Fund(s), in which case the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination de-conversion or liquidation services.

3.4.

Early Termination. Any Early Termination under the Agreement with respect to a Fund shall subject the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5.

Liquidation. Upon termination of the Agreement with respect to a Fund due to the liquidation of the Trust or the Fund, Ultimus shall be entitled to collect from the Trust or the Adviser the compensation described in this Fee Letter through the end of the then-current term, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for post-termination liquidation services as mutually agreed to by Ultimus and the Trust.

4.	Fee Increases

Ultimus will annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1 plus 1.5%.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Parnassus Funds and Parnassus Income Funds Transfer Agent and Shareholder Services Fee Letter	Page 4 of 5

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated December 31, 2020.

Parnassus Funds On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Marc Mahon	By:	/s/ Gary Tenkman
Name: Marc Mahon Title: Executive Vice President & Treasurer		Name: Gary Tenkman Title: Chief Executive Officer

Parnassus Income Funds On behalf of all Funds listed on Schedule A to the Master Services Agreement

By:	/s/ Marc Mahon
Name: Marc Mahon Title: Executive Vice President & Treasurer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Parnassus Investments

By:	/s/ Marc Mahon
Name:	Marc Mahon
Title:	Chief Operating Officer

Parnassus Funds and Parnassus Income Funds Transfer Agent and Shareholder Services Fee Letter	Page 5 of 5